STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Golden West Brewing Company, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED:  that the Certificate of Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be and read as follows:

“ARTICLE I – NAME.  The name of the Corporation is Athena Silver Corporation”.

RESOLVED:  that the Certificate of Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “IV, Section 1” so that, as amended, said Article shall be and read as follows:

“ARTICLE IV – CAPITAL STOCK.  Section .  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock having a par value of $.0001 each, and five million (5,000,000) shares of preferred stock having a par value of $.0001 each.  All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable.  The private property of stock holders shall not be liable for Corporation debts.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware approved the amendments by majority written consent in accordance with Article IV(d) of the Company’s Amended and Restated Certificate of Incorporation.

THIRD:  That notice of the actions taken by the Board of Directors and Shareholders has been given to the Shareholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of December, 2009.

Athena Silver Corporation,

f/k/a Golden West Brewing Company, Inc.

By:

/s/ John C. Power